UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2020

BIOCARDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21419	23-2753988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Shoreway Road, Suite B San Carlos, California 94070
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 226-0120

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BCDA	The Nasdaq Capital Market
Warrant to Purchase Common Stock	BCDAW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On April 9, 2020, BioCardia, Inc. (“BioCardia” or the “Company”) entered into a Litigation Funding Agreement (the “Funding Agreement”) with BSLF, L.L.C. (the “Funder”), an entity owned and controlled by Andrew Blank, a member of BioCardia’s board of directors, for the purpose of funding the Company’s currently pending legal proceedings and any and all claims, actions and/or proceedings relating to or arising from the case captioned Boston Scientific Corp., et al., v. Biocardia Inc., Case No. 3:19-05645-VC, U.S.D.C., N. D. Cal (the “Litigation”). The Litigation relates to matters the Company raised in a letter to Ms. Surbhi Sarna, nVision Medical and Boston Scientific based on BioCardia’s discovery in January 2019 that Ms. Sarna had assigned to a company she founded, nVision Medical, a patent and patent applications she had filed while a BioCardia employee. nVision subsequently was acquired by Boston Scientific. BioCardia made various claims, including that the patent and patent application rightfully belonged to BioCardia pursuant to Ms. Sarna’s invention assignment agreement, that the proceeds from the sale of nVision to Boston Scientific rightfully belonged to BioCardia because they were the direct result of Ms. Sarna’s breach of her obligation to assign to BioCardia the patent and patent applications and the use of misappropriated BioCardia trade secrets. On September 6, 2019, Boston Scientific Corporation, Boston Scientific Scimed Inc, and Fortis Advisors LLC (the “Boston Scientific Parties”) filed a complaint against BioCardia in the United States District Court Northern District of California, Case no. 3:19-05645-VC, seeking declarations that the claims made in BioCardia’s correspondence were without basis. On October 31, 2019, BioCardia filed a counterclaim against the Boston Scientific Parties and Ms. Sarna for breach of contract, misappropriation of trade secrets and correction of inventorship on the patents naming Ms. Sarna as an inventor. BioCardia seeks imposition of constructive trusts both on the patents naming Ms. Sarna as an inventor and the proceeds received from the sale of nVision to Boston Scientific, as well as damages, including unjust enrichment damages measured by the proceeds received from the sale of nVision to Boston Scientific.

Under the terms of the Funding Agreement, the Funder agreed to fund the legal fees and costs incurred by the Company in connection with the Litigation on and after March 1, 2020 on a non-recourse basis.

The Company agreed to repay the Funder from any proceeds arising from the Litigation (the “Litigation Proceeds”), (i) any taxes paid by or imposed upon Funder (other than taxes imposed upon Funder as a consequence of Funder’s income) with respect to the claims, the litigation proceeds or as a consequence of any settlement in connection with the Litigation, if any, plus (ii) an amount, without reduction, set-off or counterclaim, equal to the amount actually paid by the Funder pursuant to the Funding Agreement (the “Actual Funding Amount”) plus (iii) the greater of:

(a) 50% of the remaining Litigation Proceeds, up to three times the Actual Funding Amount; or

(b) 30% of the remaining Litigation Proceeds.

Although the Company is required under the terms of the Funding Agreement to consult with the Funder regarding any settlement in connection with the Litigation and to allow Funder to participate in any real-time settlement negotiations, the Company has the sole and exclusive right to settle on whatever terms it deems acceptable.

The Funding Agreement may be terminated by Funder upon ten days’ written notice to the Company. Funder is obligated to fund only the fees and costs incurred in the Litigation through the end of the month in which the termination notice was served. BioCardia may terminate the agreement upon ten days’ written notice to Funder from and after a failure by Funder to fulfill its obligations under the Funding Agreement if such failure or material breach is continuing at the end of such ten-day period.

The Funding Agreement also contains other customary terms and conditions, including customary representations and warranties from both parties.

The foregoing summary description of the Funding Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits
Exhibit No.	Exhibit Description
10.1*	Litigation Funding Agreement dated April 9, 2020, between BSLF, L.L.C. and BioCardia, Inc.

*Exhibits to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally copies of the omitted exhibits to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCARDIA, INC.

/s/ Peter Altman, Ph.D.
Peter Altman, Ph.D.
President and Chief Executive Officer

Date: April 14, 2020